As filed with the Securities and Exchange Commission on March 2, 2000
                                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             MONARCH SERVICES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                  Delaware                          52-1073628
     (State or Other Jurisdiction of    (I.R.S. Employer Identification No.)
     Incorporation or Organization)

     4517 Harford Road
     Baltimore, Maryland                                     21214
     (Address of Principal Executive Offices)              (Zip Code)

                    Monarch Services, Inc. Omnibus Stock Plan
                            (Full title of the Plan)

                                  A. Eric Dott
                             Monarch Services, Inc.
                                4517 Harford Road
                           Baltimore, Maryland  21214
                     (Name and address of agent for service)

                                 (410) 254-9200
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                             Michael W. Conron, Esq.
                        Venable, Baetjer and Howard, LLP
                           2 Hopkins Plaza, Suite 1800
                           Baltimore, Maryland  21201

                         CALCULATION OF REGISTRATION FEE

 Title of    Amount to   Proposed    Proposed    Amount of
Securities      be        maximum     maximum    Registrati
  to be     registered   offering    aggregate     on fee
registered               price per   offering
                           share      price *

  Common      300,000      $3.58    $1,074,000      $285
  Stock       Shares

* Calculated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h), based upon the average of the bid and asked price as of March 1, 2000.

                                     PART II

Item 3.   Incorporation of Documents by Reference.

          The following documents which have been filed by the registrant, Monarch Services, Inc. (the "Company"), with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

          (a)  Annual Report on Form 10-KSB, for the year ended April 30, 1999;

          (b) Proxy Statement on Schedule 14A for the Annual Meeting held October 15, 1999;

          (c)  Quarterly  Report on Form 10-QSB for the quarter ended  July  31,
               1999;

          (d) Quarterly Report on Form 10-QSB for the quarter ended October 31, 1999; and

          (e) Description of Common Stock of the Company contained in a registration statement filed under the Securities Exchange Act of 1934, as amended (SEC File No. 0-08512), including any amendment or report filed for the purpose of updating such description.

          All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of the Registration Statement from the date of filing of such documents.

Item 4.   Description of Securities.

          Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not Applicable.

Item 6.   Indemnification of Directors and Officers.

          The Company is organized under the laws of the State of Delaware. Our Bylaws provide that we shall indemnify our directors, officers, employees and agents, against any and all liabilities and expenses incurred in connection with their services in those capacities to the maximum extent permitted by Delaware law.

     The Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation has the power generally to indemnify its current and former directors, officers, employees and other agents (each, a "Corporate Agent") against expenses and liabilities (including amounts paid in settlement) in connection with any proceeding involving such person by reason of his being a Corporate Agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of a Corporate Agent is permitted if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. To the extent that a Corporate Agent has been successful on the merits or otherwise in the defense of such proceeding, whether or not by or in the right of the corporation, or in the defense of any claim, issue or matter therein, the corporation is required to indemnify such person for expenses in connection therewith. Under the DGCL, the corporation may advance expenses incurred by a Corporate Agent in connection with a proceeding, provided that the Corporate Agent undertakes to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification.

     Our Bylaws require us to advance expenses to any person entitled to indemnification, provided that such person undertakes to repay the advancement if it is determined in a final judicial decision from which there is no appeal that such person is not entitled to indemnification. The power to indemnify and advance the expenses under the DGCL does not exclude other rights to which a Corporate Agent may be entitled to under the certificate of incorporation, by laws, agreement, vote of stockholders or disinterested directors or otherwise. Our Bylaws permit us to secure insurance on behalf of our directors, officers, employees and agents for any expense, liability or loss incurred in such capacities, regardless of whether the Bylaws, Certificate of Incorporation or Delaware law would permit indemnification against the expense, liability or loss. The purpose of these provisions is to assist us in retaining qualified individuals to serve as our directors, officers, employees and agents by limiting their exposure to personal liability for serving in these capacities.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

     4    Monarch Services, Inc. Omnibus Stock Plan

     5    Opinion o Venable, Baetjer and Howard LLP

     23.1 Consent of Deloitte & Touche LLP

     23.2 Consent of Venable, Baetjer and Howard                      LLP
          (included in Exhibit 5)

     24   Power of Attorney
__________

Item 9.   Undertakings.

          The undersigned Company hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

          (2) That, for determining liability under the Securities Act of 1933, as amended, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baltimore, state of Maryland, on March 2,2000.

                              MONARCH SERVICES, INC.

                              By: /s/ A. Eric Dott

                              A. Eric Dott
                              Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                 Title                Date

                           Chairman and         March 2,
/s/ A. ERIC DOTT           Director (Principal  2000
A. Eric Dott               Executive Officer)

                           Chief Financial      March 2,
/s/ MARSHALL CHADWELL      Officer (Principal   2000
Marshall Chadwell          Financial Officer
                           and Principal
                           Accounting Officer)

The Entire Board of
Directors

   A. Eric Dott
   Jackson Y. Dott
   David F. Gonano
   Helen Delich Bentley

By:
/s/ A. ERIC DOTT                                March 2,
  A. Eric Dott                                  2000
  Attorney-in-Fact

                                  Exhibit Index


Exhibit Number      Description                        Page

4                   Monarch Services, Inc. Omnibus
                    Stock Plan

5                   Opinion of Venable, Baetjer
                    and Howard LLP

23.1                Consent of Deloitte & Touche LLP

23.2                Consent of Venable, Baetjer
                    and Howard LLP(included in
                    Exhibit 5)

24                  Power of Attorney